Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
Penson Worldwide, Inc. Reports Results for First Quarter Ended March 31, 2009
Reaffirms Outlook for Second Quarter and Fiscal 2009
DALLAS, TX, April 27, 2009 – Penson Worldwide, Inc. (NASDAQ: PNSN) today announced first quarter 2009 results in line with previously announced expectations. The Company also said that the second quarter is on track to be significantly stronger than the first, and reaffirmed its 2009 financial goals.
Penson reported net revenues of $66.8 million, net income of $1.7 million and diluted earnings per common share of $0.07 for the first quarter ended March 31, 2009, in line with its expected range of $0.06 to $0.09 per share. Penson had previously said that the first quarter would be its weakest of 2009 and lower than a year ago due to several factors, including reduced trading volumes in January and February, sharply lower interest rates, and a $0.04 per share expense net of tax for consultant work and for severance associated with a reduction in staff.
On a sequential quarter basis, net interest income from customer interest earning average balances increased 14%, to $11.7 million, as these balances grew 4% to $4.45 billion and the net spread widened by 17 basis points, to 1.02%. The expansion in spread was the result of a recovery in stock lending balances and of the Company’s previously announced insured bank deposit investment program. Penson moved approximately $900 million of customer segregated funds into higher yielding FDIC insured bank accounts during the quarter, resulting in an average balance of $500 million of these assets invested in such deposits for the period.
Comment
“We saw two markets during the first quarter,” said Philip A. Pendergraft, Chief Executive Officer. “In January and the first half of February, trading volumes were weak across the board, particularly in futures. Volumes rebounded sharply in the second half of the quarter, with particular strength in options. We cleared more than 25 million option contracts in March, a record, and reached approximately 8% market share in this asset class.”
Mr. Pendergraft said that based on recent market trends and Penson’s expense control initiatives, the second quarter is on track to be significantly stronger than the first. “The improved volumes we saw in March are carrying through in April, benefitting both non-interest revenues and interest earning balances. We also expect to realize a full quarter of higher yields from the redeployment of segregated assets. Expenses will benefit from the recent cost reductions and the absence of one time severance and consulting expenses.”
As a result, Mr. Pendergraft said, the Company also remains on track with its 2009 goals of a 3-5% increase in net revenues and approximately $45 million in pre-tax profit.
For Immediate Release

PENSON 1Q09 RESULTS
Analysis of First Quarter 2009 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Non-interest revenues increased 2%, to $52.3 million, with a 17% increase in “other” revenue and an 18% increase in technology more than offsetting a 4% decline in clearing and commission fees. “Other” grew as a result of the expansion of Penson’s execution services business, and technology reflected the recognition of $1 million in licensing revenue from a previously announced contract. Non-interest revenues declined 6% from the volatile fourth quarter of 2008 due to lower trading volumes in the first half of the March 2009 quarter.
Net interest revenue declined 24%, to $14.5 million. The contribution from correspondent customer interest earning asset-based balances declined 21%, to $13.1 million. This was primarily due to the 92% decrease in the average federal funds rate, partially offset by a 7% increase in balances and by moving assets into higher yielding insured bank accounts. The contribution from conduit stock loans declined 44%, to $1.4 million. This was primarily due to a 54% decrease in balances, which reflects the past year’s general reduction in short positions, partially offset by a 21% increase in spread, due to the higher value of shares available for lending.
Expenses increased 12%, to $64.0 million. This included approximately $750 thousand in employee compensation and benefits related to one-time severance and another $750 thousand related to non-recurring consulting costs. Floor brokerage, exchange and clearance fees were 14% of non-interest revenues versus 7%, as the year ago quarter included receipt of industry rebates from 2007, whereas most of these rebates are now included in the year in which they are earned.
New Business
Penson had 300 revenue generating correspondents in the March 2009 quarter, up 6% from 284 in the year ago quarter. Securities clearing operations in the US, Canada and UK had 258 correspondents, compared to 246 in the year ago quarter. Penson GHCO futures operations had 42 introducing brokerage firms in the first quarter, compared to 38 in the year ago quarter.
Not reflected in the above numbers is a “pipeline” of 24 new correspondents that are expected to begin contributing to revenue in the second and third quarters of 2009.
Conference Call
The Company will host a conference call on Tuesday, April 28, 2009, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss 2009 first quarter results. The call will be accessible live via a webcast on the Investor Relations section of www.penson.com. A webcast replay will be available shortly thereafter.

PENSON 1Q09 RESULTS
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Asia Limited, and Penson Financial Services Australia Pty Ltd, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian ATSs. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, ayemma@intermarket.com, or Erica Fidel, 212-754-5448, efidel@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 1Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues
Clearing and commission fees	$35,125	$36,513
Technology	5,665	4,799
Interest, gross	22,036	48,478
Other	11,477	9,783

Total revenues	74,303	99,573
Interest expense from securities operations	7,546	29,373

Net revenues	66,757	70,200

Expenses
Employee compensation and benefits	28,929	28,823
Floor brokerage, exchange and clearance fees	7,416	3,803
Communications and data processing	10,557	9,188
Occupancy and equipment	7,245	7,022
Other expenses	9,181	7,357
Interest expense on long-term debt	685	1,076

	64,013	57,269

Income before income taxes	2,744	12,931
Income tax expense	1,056	4,849

Net income	$1,688	$8,082

Earnings per share — basic	$0.07	$0.32

Earnings per share — diluted	$0.07	$0.32

Weighted average common shares outstanding — basic	25,260	25,461
Weighted average common shares outstanding — diluted	25,300	25,541

PENSON 1Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$50,522	$38,825
Cash and securities — segregated under Federal and other regulations	2,602,850	2,383,948
Receivable from broker-dealers and clearing organizations	312,297	318,278
Receivable from customers, net	792,263	687,194
Receivable from correspondents	117,692	135,092
Securities borrowed	1,108,882	964,080
Securities owned, at market value	354,170	429,531
Deposits with clearing organizations	380,410	327,544
Property and equipment, net	32,277	28,428
Other assets	272,649	226,275

Total assets	$6,024,012	$5,539,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$217,092	$345,094
Payable to customers	4,212,337	3,575,401
Payable to correspondents	209,918	161,422
Short-term bank loans	141,533	130,846
Notes payable	75,000	75,000
Securities loaned	758,003	842,034
Securities sold, not yet purchased	52,752	48,383
Accounts payable, accrued and other liabilities	90,794	96,548

Total liabilities	5,757,429	5,274,728

Stockholders’ Equity
Total stockholders’ equity	266,583	264,467

Total liabilities and stockholders’ equity	$6,024,012	$5,539,195

PENSON 1Q09 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(in thousands)	2008	2008	2008	2008	2009
Interest revenue
Interest on asset based balances	$33,602	$29,958	$28,662	$17,335	$15,766
Interest on conduit borrows	13,170	13,091	16,921	6,296	4,891
Money market	1,706	1,885	1,667	1,464	1,379

Total interest revenue	48,478	44,934	47,250	25,095	22,036

Interest expense

Interest expense on liability based balances	18,802	14,001	11,860	7,129	4,099
Interest on conduit loans	10,571	10,067	13,760	4,509	3,447

Total interest expense	29,373	24,068	25,620	11,638	7,546
Net interest revenue	$19,105	$20,866	$21,630	$13,457	$14,490

Average daily balance (1)

Interest earning average daily balance	$4,160,320	$4,854,774	$4,953,260	$4,296,705	$4,450,567
Interest paying average daily balance	3,626,463	4,036,792	4,110,895	3,744,894	4,063,743
Conduit borrow	1,330,721	1,584,691	2,180,813	773,694	617,165
Conduit loan	1,324,177	1,575,862	2,171,518	762,266	614,609

Average interest rate on balances (1)

Interest earning average daily balance	3.23%	2.47%	2.31%	1.61%	1.42%
Interest paying average daily balance	2.07%	1.39%	1.15%	0.76%	0.40%

Spread	1.16%	1.08%	1.16%	0.85%	1.02%
Conduit borrow	3.96%	3.30%	3.10%	3.26%	3.17%
Conduit loan	3.19%	2.56%	2.53%	2.37%	2.24%

Spread	0.77%	0.74%	0.57%	0.89%	0.93%

(1) Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Fed rate
Average	3.22%	2.08%	2.00%	1.06%	0.25%
Ending	2.25%	2.00%	2.00%	0.25%	0.25%